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                                                                   EXHIBIT 99.1
               COSTAR GROUP, INC. ANNOUNCES STRONG SECOND QUARTER

               REVENUE GROWTH OF 103% OVER SAME QUARTER LAST YEAR

                    COMPANY FOCUSED ON PATH TO PROFITABILITY

BETHESDA, Md., August 1, 2000 /PRNewswire/ -- CoStar Group, Inc. (Nasdaq: CSGP), http://www.costargroup.com, the Internet based, leading provider of information services to the U.S. commercial real estate industry, today reported financial results for the second quarter of 2000. Revenues for the second quarter were $14.6 million, an increase of 103 percent compared to $7.2 million for the second quarter of 1999.

The net loss for the second quarter of 2000 was $13.1 million, or $0.85 per share, compared to a net loss of $2.6 million, or $0.23 per share for the second quarter of 1999. The net loss for the second quarter excluding purchase price amortization and the related income tax benefit was $10.0 million, or $0.65 per share.

Revenues for the six months ended June 30, 2000 were $25.9 million compared to $13.3 million for the comparable period in 1999, an increase of $12.6 million or 95 percent. The net loss for the first six months of 2000 was $28.2 million, or $1.91 per share, compared to a net loss of $4.8 million, or $0.45 per share for the same period of 1999.

"We are extremely pleased to report another quarter of consistent and strong revenue growth," said Andrew C. Florance, CEO of CoStar Group. "This quarter marks the substantial completion of our infrastructure expansion required to produce and distribute our current products nationally. During our path to profitability, we expect our cost structure, including our headcount, facilities, and other operating costs, to remain largely fixed. With continued sequential quarterly revenue growth at an expected 7 to 10 percent, we believe quarterly losses will decline at a rate that will enable the company to reach positive cash basis earnings before the end of next year. The management team at CoStar Group is aggressively focused on reaching overall profitability."

CoStar's Comps division revenues contributed $4.3 million to total revenues for the second quarter 2000. During the quarter, CoStar continued to integrate the recently acquired Comps business, and began to distribute Comps' products through an integrated national sales force. CoStar continues to identify additional resources dedicated to non-core products and eliminate or reposition staff associated with those products. To realize its profitability goals, CoStar expects to focus all its efforts on executing its current business plan and will seek to form strategic alliances when vertical integration or expansion opportunities occur. CoStar considers these partnerships valuable when the Company can control and leverage its most valuable assets: research, database content and client relationships.

CoStar Exchange(TM), officially launched in June 2000, has gained early acceptance with CoStar customers because it offers subscribers a unique buying and selling solution by increasing their efficiency, reducing transaction costs and creating more value for every transaction. It is CoStar's first product that uniquely integrates information from CoStar's other product lines: CoStar
Property(TM), CoStar Tenant(TM) and CoStar COMPS(TM) and ultimately provides users with an unprecedented level of information on for-sale properties.
Additionally, sellers are recognizing the power of marketing their commercial properties through CoStar Exchange(TM). The number of investment packages has increased from 25,000 during beta testing to 44,000 at launch to 48,000 today, valued at approximately $50.5 billion. Based on the historical sale transaction volume tracked by CoStar COMPS(TM), CoStar estimates the inventory in CoStar
Exchange(TM)

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represents almost 60 percent of the total, current for-sale commercial real estate market. With 450 beta users and 30 subscribers signed up in just six weeks, CoStar ExchangeTM is demonstrating that subscribers easily find value in this product.

                              Financial Highlights


                               CoStar Group, Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

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



                                                      For the Three Months                For the Six Months
                                                            Ended June 30,                   Ended June 30,
                                                         2000           1999            2000             1999
                                                             (unaudited)                      (unaudited)


            Revenues                                       $14,572          $7,178        $25,944             $13,305

            Cost of revenues       (a)                       7,730           3,068         13,707               5,662
                                                    --------------   -------------   -------------   -----------------

            Gross Margin                                     6,842           4,110         12,237               7,643

            Operating expenses

              Selling and marketing                         11,168           3,923         19,570               7,006
              Software development                           1,004             309          1,722                 550
              General and administrative                     6,660           2,572         12,081               4,507
              Purchase amortization                          2,739             548          4,476               1,048
              Acquired in-process development                    0               0          5,812                   0
                                                    --------------   -------------   -------------   -----------------
                                                            21,571           7,352         43,661              13,111
                                                    --------------   -------------   -------------   -----------------

            Loss from operations                           (14,729)         (3,242)       (31,424)             (5,468)

            Loss on disposal of assets                        (182)              0           (182)                  0
            Other income, net                                  933             616          1,959                 678
                                                    --------------   -------------   -------------   -----------------

            Net loss before income taxes                   (13,978)         (2,626)       (29,647)             (4,790)

            Income tax benefit                                 845               0          1,410                   0
                                                    --------------   -------------   -------------   -----------------

            Net loss                                  $    (13,133)  $      (2,626)  $    (28,237)    $        (4,790)
                                                    ==============   ==============  =============   =================

            Net loss per share                        $      (0.85)  $       (0.23)   $     (1.91)    $         (0.45)
                                                    ==============   ==============  =============   =================

            Weighted average common shares                  15,391          11,510         14,822              10,572
                                                    ==============   ==============  =============   =================





(a) Includes purchase amortization of $1,277 and $187 for the three month periods and $2,121 and $390 for the six month periods ended June 30, 2000 and 1999, respectively

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

                               Costar Group, Inc.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)

                                                                       June 30,                        December 31,
                                                                         2000                              1999
                                                                      (unaudited)

            ASSETS
            Current assets:
              Cash and cash equivalents                              $      64,258                   $         94,074
              Accounts receivable, net                                       7,612                              2,841
              Prepaid and other current assets                               1,660                              2,458
                                                                     --------------                  -----------------
            Total current assets                                            73,530                             99,373

            Property and equipment, net                                     17,146                              5,882
            Intangible and other assets                                     90,292                             31,222
            Deposits                                                           587                                428
                                                                     --------------                  -----------------
            Total assets                                             $     181,555                   $        136,905
                                                                     ==============                  =================


            LIABILITIES AND STOCKHOLDERS' EQUITY
            Current liabilities:
              Accounts payable and accrued expenses                  $      13,710                   $          7,585
              Deferred revenue                                               8,503                              2,635
                                                                     --------------                  -----------------
            Total current liabilities                                       22,213                             10,220

            Long term liabilities                                            1,906                                  0

            Deferred taxes                                                  11,100                              6,988

            Stockholders' equity                                           146,336                            119,697
                                                                     --------------                  -----------------

            Total liabilities and stockholders'                      $      181,555                  $        136,905
            equity                                                   ==============                  =================



                                       ###


Headquartered in Bethesda, MD, CoStar Group, Inc. (Nasdaq: CSGP), is the leading provider of information services to the U.S. commercial real estate industry. CoStar's suite of products offers customers access via the Internet to the most comprehensive, verified database of commercial real estate information in over 50 U.S. markets. The company has more than 1,000 employees and contractors nationally, including over 700 highly trained commercial real estate research professionals in 27 offices. For more information, please visit http://www.costargroup.com.

This news release includes "forward-looking statements," which involve many risks and uncertainties that could cause actual results to differ materially from these statements. Important factors that could cause actual results to differ materially include, but are not limited to, those stated in CoStar's Form 10-K for the year ended December 31, 1999 and those stated in CoStar's Form S-3 filed June 16, 2000. In addition to these statements, there can be no assurances that CoStar's revenues will continue to grow at the rates specified herein, that CoStar's losses will decline, that CoStar's cost structure will not increase, or that CoStar will have positive cash basis earnings in 2001.

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SOURCE CoStar Group, Inc.